Exhibit 21.1

SUBSIDIARIES OF CANCER PREVENTION PHARMACEUTICALS, INC.

Cancer Prevention Pharmaceuticals, LLC, an Arizona limited liability company

Cancer Prevention Pharma Limited, a U.K. limited company